Filed pursuant to Rule 424(b)(3)

Registration No. 333-121589

PROSPECTUS

eMerge Interactive, Inc.

6,425,000 SHARES OF COMMON STOCK

The Selling Stockholders identified in this prospectus are selling up to 6,425,000 shares of our common stock. The shares offered by this prospectus include 2,500,000 issued and outstanding shares of our common stock, up to 1,250,000 shares issuable upon the exercise of additional investment rights, up to 875,000 shares issuable upon the exercise of warrants to purchase our common stock, up to 900,000 shares issuable under certain penalty provisions of the additional investment rights and up to 900,000 shares issuable under certain penalty provisions of the warrants. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the shares of common stock sold by the Selling Stockholders.

The prices at which the Selling Stockholders may sell the shares registered under this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on The Nasdaq Stock Market’s SmallCap Market under the symbol “EMRG.” On January 5, 2005, the last reported sale price for our common stock was $1.55 per share.

The Selling Stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares in the section entitled “Plan of Distribution; Selling Stockholders” on page 7.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, SEE “ RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS JANUARY 6, 2005.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this document or of any sale of the shares of common stock.

In this document, “Selling Stockholders” refers to the persons identified in the section titled “Plan of Distribution; Selling Stockholders” beginning on page 7.

In this document, “eMerge,” “the Company,” “we,” “us” and “our” refer to eMerge Interactive, Inc.

PROSPECTUS SUMMARY

The information in this section is a summary and therefore does not contain all of the information that you should consider before making an investment in eMerge Interactive, Inc. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

About eMerge Interactive, Inc.

We are a technology company providing VerifEYE™ food safety systems, individual-animal tracking and database management services to the agricultural, food service and health care industries. We are structured into two operating segments, the Food Safety Technology (“FST”) Segment and the Animal Information Solutions (“AIS”) Segment.

The Food Safety Technology Segment’s patented VerifEYE Food Safety Technology is a unique machine vision technology, which instantly detects microscopic levels of organic contamination that can harbor deadly pathogens. The VerifEYE technology is available in several applications for the meat processing, food processing, food services and health care industries.

The Animal Information Solutions Segment is comprised of two inter-related products and services, each designed to allow cattle producers, meat packers and retailers to better manage their product supply chains:

•	CattleLog™ – a suite of products and services providing individual animal data-collection and reporting tools; and

•	eDS (Electronic Data Services) – provides individual animal data-collection and reporting services to our smaller customers.

Our principal offices are located at 10305 102nd Terrace, Sebastian, Florida 32958, and our telephone number is (772) 581-9700. Our website is located at http://www.emergeinteractive.com. Information contained on our website or links contained on our website are not a part of this prospectus.

About this Offering

On December 2, 2004, we sold in a private placement 2,500,000 shares of our common stock, additional investment rights exerciseable for up to 1,250,000 shares of our common stock and warrants exercisable for up to 875,000 shares of our common stock to Omicron Master Trust, Cranshire Capital L.P. and Steelhead Investments Ltd. for $4.0 million in cash. In connection with the private placement, we entered into a Registration Rights Agreement with the investors, whereby we agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the shares of common stock issued in the private placement, and shares of common stock issued upon the exercise of the additional investment rights, the warrants and under certain penalty provisions of the additional investment rights and the warrants.

We are therefore registering, pursuant to a registration statement of which this prospectus forms a part, all of the 2,500,000 shares of common stock issued in the private placement, the 1,250,000 shares issuable upon exercise of the additional investment rights, the 875,000 shares issuable upon exercise of the warrants and the 1,800,000 shares issuable under certain penalty provisions of the additional investment rights and the warrants.

Also in connection with the private placement, we granted the investors the right to participate in any subsequent equity financing that we may undertake. This right expires 181 days after the Securities and Exchange Commission has declared effective the registration statement of which this prospectus forms a part.

RISK FACTORS

You should consider carefully the following risks before making a decision to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The risk factors below do not necessarily appear in order of importance.

Risks Related to this Offering

Our stock price historically has been volatile, which may make it difficult for you to resell common stock you want at prices you find attractive.

The market price of our common stock has been and will likely continue to be highly volatile. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. These fluctuations may be caused by factors which include but are not limited to:

•	actual or anticipated variations in operating results;

•	announcements by our competitors of technological innovations;

•	conditions or trends in the cattle industry;

•	new sales formats of new products or services;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	capital commitments; and

•	sales of our common stock.

The sale of a significant number of shares could have a depressive effect on the market price of our common stock.

It is possible that a significant number of shares could be sold at the same time under this prospectus, and such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

In addition, we have a significant number of option holders who may exercise their options for shares of our common stock and other stockholders who currently hold restricted shares of our common stock, both of which may sell their shares in the open market utilizing Rule 144 under the Securities Act. Sales of a substantial number of shares of common stock in the open market could adversely affect the trading price of the common stock.

Risks Related to Our Business

We have a history of net losses and expect to continue to incur net losses for the next year. If we continue to incur net losses, our business may not ultimately be financially viable.

We have incurred significant net losses since inception. We reported a net loss of approximately $9.7 million for the year ended December 31, 2003, or 1,049% of total revenue, and a net loss of approximately $3.6 million for the nine months ended September 30, 2004, or 521% of total revenue. As of December 31, 2003, we had accumulated net losses totaling approximately $198.2 million. Our revenue may not grow as anticipated and, as a result, our financial condition and results of our operations may be harmed and our business may not be financially viable in the future.

To achieve profitability, we must successfully address the following risks while maintaining or growing our margins:

•	lack of wide-scale commercial acceptance of our products and services;

•	lack of wide-scale sales and distribution channels for our products and services;

•	failure to introduce new products and services;

•	inability to respond promptly to competitive and industry developments;

•	failure to achieve brand recognition; and

•	failure to upgrade and enhance our technologies to accommodate expanded product and service offerings and increased customer demand.

In December 2004, we raised $4.0 million of equity capital to support operations. However, our operating plans and financial projections may not be fully achieved. If the projections are not met, we will have to either raise debt or equity capital or further reduce operating costs to maintain a sufficient cash balance to operate throughout fiscal 2005. Should we find it necessary to raise additional funds, we may find that such funds are either not available or are available only on terms that are unattractive in terms of cost or dilution of existing stockholders’ interest, or both. In the event that we find it necessary to raise additional funds to sustain operations and we are unable to do so, we may need to take actions such as additional restructuring of operations to reduce costs or discontinuation of a line of business. If we are unable to successfully address any of these risks, our business may be harmed.

Our two business segments are difficult to evaluate because they have a limited operating history.

Although we were formed in 1994, our current product and service offerings have a very limited operating history. If we are unable to expand the market for the products and services of both our FST Segment and our AIS Segment, or if any of our products do not perform as we expect them to, our results of operations and prospects will be materially and adversely impacted.

Our business may be harmed by competitors.

In the event the demand for food safety technology increases in the future, or if governmental agencies mandate compliance with certain food safety technology or procedures, we may face competition from companies with greater resources that may develop competing technologies or services. Because the market for beef production consists primarily of a number of large producers, it is possible that these competing technologies or services will be created by companies with significantly greater resources than ours. In the event we are unable to effectively compete with these new technologies or services, our results of operations may be materially and adversely impacted.

Our ability to develop new products is uncertain and our products may not develop as we anticipate.

The outcome of the lengthy and complex process of developing new products is inherently uncertain. Prospective products, such as our meat inspection system, require time and resources to develop, may not ultimately be commercially viable at pricing that supports profitability, may not achieve commercial acceptance in the marketplace and may fail to receive regulatory approval, if required. In addition, new products by competitors could adversely affect the realization of products that are commercially successful.

If we are unable to protect our intellectual property rights, our business and competitive position will be harmed.

Proprietary rights are important to our success and our competitive position. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark law and confidentiality agreements with third parties. We cannot guarantee that any of our pending patent or trademark applications will be approved. Even if they are approved, the patents or trademarks may be challenged by other parties or invalidated. Because brand recognition is an important component of our business strategy, the protection of our trademarks is critical to our success. In addition, we depend upon our proprietary database of industry and client information to provide our clients with our information services. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and technology or obtain access to our confidential proprietary database. Other parties may also breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. In addition, effective copyright, patent and trademark protection may be unavailable in certain countries to which we might expand our operations.

We are also reliant on our exclusive licensing agreement with Iowa State University and the Agricultural Research Service. If we breach this agreement, our rights to the technology incorporated into our FST products could be limited or eliminated, which would have a material adverse effect on our results of operations.

In technology markets, there is generally frequent and substantial intellectual property litigation. We may be subject to legal proceedings and claims, including claims that we infringe third-party proprietary rights. There can be no assurance that third parties will not assert patent, copyright or other infringement claims against us that could prevent us from manufacturing and commercializing our products or services in the United States and abroad. There also can be no assurance that former employers of our present and future employees will not claim that our employees have improperly disclosed confidential or proprietary information to us. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our personnel.

We expect our operating results to fluctuate. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock could decline.

We expect that our revenue and operating results will vary in the future as a result of a number of factors. Our results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Our operating results in the future may not follow any prior trends and should not be relied upon as an indication of future results. The factors that affect our operating results include:

•	our ability to generate revenues and profits in our two business segments;

•	our ability to retain existing customers and attract new customers;

•	our ability to develop and market new and enhanced products and services on a timely basis;

•	the introduction of new or enhanced products and services by us;

•	continued purchases by our existing customers; and

•	our ability to manage our costs.

In addition, a number of factors that are beyond our control will also affect our operating results, such as:

•	demand for our products and services;

•	product and price competition;

•	the introduction of new or enhanced products and services by our competitors; and

•	significant downturns in our targeted markets.

Safeguard Scientifics, Inc. controls a substantial portion of our stock and may influence our affairs.

As of December 21, 2004, Safeguard Scientifics, Inc. (“Safeguard”) has the power to vote approximately 15% of the aggregate number of votes to which the holders of our common stock are entitled. Safeguard may, therefore, have the ability to significantly influence our management and matters requiring stockholder approval.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of predictive, future tense or forward-looking terminology, such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements include statements regarding, among other things, our product and service development, projected capital expenditures, liquidity and capital, development of additional revenue sources, expansion into new market segments, technological advancement, ability to develop “brand” awareness and market acceptance of our products. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward-looking statements, including the acceptance by our customers of our products, our ability to grow revenue, our ability to increase margins, the impact of competition on pricing, general economic conditions, employee turnover, the impact of litigation and other factors. Readers of this prospectus are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders.

PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS

On December 2, 2004, we issued 2,500,000 shares of our common stock, additional investment rights exerciseable for up to 1,250,000 shares of our common stock at an exercise price of $1.60 per share and warrants exercisable for up to 875,000 shares of our common stock at an exercise price of $2.00 per share to the Selling Stockholders for $4.0 million in cash. In connection with this private placement, we entered into a Registration Rights Agreement with the Selling Stockholders whereby we agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the shares of common stock issued in the private placement and the shares of common stock issued upon the exercise of the additional investment rights, the warrants and under certain penalty provisions of the additional investment rights and the warrants.

We are registering the 6,425,000 shares of common stock covered by this prospectus on behalf of the Selling Stockholders named in the table below, consisting of 2,500,000 issued and outstanding shares of common stock, 1,250,000 shares of common stock issuable upon the exercise of additional investment rights, 875,000 shares of common stock issuable upon the exercise of warrants and 1,800,000 shares of our common stock issuable under certain penalty provisions of the additional investment rights and the warrants.

The table below sets forth information as of December 21, 2004 regarding ownership of our common stock by the Selling Stockholders and the number of shares that may be sold by them pursuant to this prospectus. The percentage ownership shown in the table is based on 47,184,405 shares of common stock issued and outstanding as of December 21, 2004. The Selling Stockholders are not making any representations that the shares covered by this prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. Because the Selling Stockholders may offer all or some portion of the shares of common stock listed in the table and may sell all, part or none of the shares of common stock listed pursuant to this prospectus or otherwise, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders upon termination of the offering.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The warrants issued to the Selling Stockholders in the private placement are not exercisable until June 2, 2005. In accordance with Rule 13d-3(d), the 875,000 shares of common stock issuable upon exercise of these warrants will not be deemed to be beneficially owned by the Selling Stockholders until April 3, 2005. The number of shares in the column “Number of Shares of Common Stock Beneficially Owned Before This Offering” excludes the 875,000 shares of common stock underlying these warrants as well as the 1,800,000 shares of common stock that may be issued under certain penalty provisions of the additional investment rights and the warrants, and the number of shares in the column “Number of Shares Being Offered” includes the 875,000 shares of common stock underlying these warrants and the 1,800,000 shares of common stock that may be issued under certain penalty provisions of the additional investment rights and the warrants.

	Number of Shares Of Common Stock Beneficially Owned Before Offering(1)			Number of Shares of Common Stock Offered Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After Offering(7)
Selling Stockholders	Number		Percent			Number	Percent
Steelhead Investments Ltd.	1,406,250	(2)	3.0%	2,409,375	(5)	0	*
Cranshire Capital, L.P.	1,524,894	(3)	3.2%	2,409,375	(5)	118,644	*
Omicron Master Trust	1,056,144	(4)	2.2%	1,606,250	(6)	118,644	*

*	indicates less than 1%

(1)	Unless otherwise indicated, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable.

(2)

Includes 468,750 shares of common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 per share (but does not include up to 337,500 shares of common stock that may be issued under the penalty provisions of the additional investment right). The additional investment right is immediately exercisable and expires 180 trading days after the effective date of the registration statement of which this prospectus forms a part. HBK Investments L.P. may be deemed to have sole voting and investment power with respect to the shares of common stock beneficially owned by Steelhead Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.

(3)	Includes 118,644 shares of common stock issuable upon exercise of a warrant at an exercise price of $1.60 per share and 468,750 shares of common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 per share (but does not include up to 337,500 shares of common stock that may be issued under the penalty provisions of the additional investment right). The warrant may be exercised at any time until January 23, 2009. The additional investment right is immediately exercisable and expires 180 trading days after the effective date of the registration statement of which this prospectus forms a part. Mitchell P. Kopin, the President of Downsview Capital, Inc., has sole voting and investment power with respect to the shares of common stock beneficially owned by Cranshire Capital, L.P.

(4)	Includes 118,644 shares of common stock issuable upon exercise of a warrant at an exercise price of $1.60 per share and 312,500 shares of common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 (but does not include up to 225,000 shares of common stock that may be issued under the penalty provisions of the additional investment right). The warrant may be exercised at any time until January 23, 2009. The additional investment right is immediately exercisable and expires 180 trading days after the effective date of the registration statement of which this prospectus forms a part. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”). Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share investment power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and investment power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or investment power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a Selling Stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(5)	Includes 328,125 shares of common stock issuable upon exercise of a warrant at an exercise price of $2.00 per share, up to 337,500 shares of common stock that may be issuable under certain penalty provisions thereof and up to 337,500 shares of common stock that may be issuable under certain penalty provisions of an additional investment right. The warrant may be exercised at any time on or after June 2, 2005 until December 2, 2009. The additional investment right is immediately exercisable at an exercise price of $1.60 per share and expires 180 trading days after the effective date of the registration statement of which this prospectus forms a part.

(6)	Includes 218,750 shares of common stock issuable upon exercise of a warrant at an exercise price of $2.00 per share, up to 225,000 shares of common stock that may be issuable under certain penalty provisions thereof and up to 225,000 shares of common stock that may be issuable under certain penalty provisions of an additional investment right. The warrant may be exercised at any time on or after June 2, 2005 until December 2, 2009. The additional investment right is immediately exercisable at an exercise price of $1.60 per share and expires 180 trading days after the effective date of the registration statement of which this prospectus forms a part.

(7)

Because the Selling Stockholders may sell all or a portion of their shares of common stock pursuant to this prospectus at any time, and from time to time, no estimate can be made of the number of shares of common stock that the Selling Stockholders may retain upon completion of the offering by the Selling Stockholders. Therefore, this table assumes that all shares of our common stock offered by this prospectus by the Selling Stockholders are actually sold. Such presentation is based on 47,184,405 shares of our common stock outstanding as of December 21, 2004.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers.

Each Selling Stockholder has represented and warranted to us that, at the time it acquired the securities subject to this Registration Statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of our common stock made prior to the date on which this Registration Statement was declared effective by the Securities and Exchange Commission.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

It is possible that a significant number of shares could be sold at the same time under this prospectus, and such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

The consolidated financial statements and financial statement schedule of eMerge Interactive, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report for the year ended December 31, 2003 refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on January 1, 2002 and SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities on January 1, 2001.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms, which are located at 450 Fifth Street N.W. Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661.

You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, DC 20006.

Also, our SEC filings are available (free of charge) at our web site at http://www.emergeinteractive.com or we will provide (also free of charge) any of our documents filed with the SEC, as you may reasonably request orally or in writing. To obtain free copies, please call or write to:

Robert E. Drury

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

Phone: (772) 581-9741

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we can disclose important information to you by referring you to other documents. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 15, 2004, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 12, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 13, 2004.

2.	Our Definitive Proxy Statement on Schedule 14A, filed April 26, 2004.

3.	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004.

4.	The description of our common stock contained in our Registration Statement on Form 8-A, filed on January 20, 2000, including any amendments or reports filed for the purpose of updating such description.

5.	Our Current Reports on Form 8-K, filed December 29, 2004, December 8, 2004, November 23, 2004, November 17, 2004, October 28, 2004, July 22, 2004, May 13, 2004, April 22, 2004, February 12, 2004 and January 29, 2004.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of January 6, 2005. You should not assume that this prospectus is accurate as of any other date.

eMerge Interactive, Inc.

6,425,000 Shares

of

Common Stock

PROSPECTUS

January 6, 2005